Exhibit 4.6

EXECUTION COPY

$200,000,000

CREDIT AGREEMENT

Dated as of September 16, 2009

Among

ALLIANT ENERGY CORPORATION

as Borrower

THE BANKS NAMED HEREIN

as Banks

and

CITIBANK, N.A.

as Administrative Agent

i

Table of Contents

(Continued)

ii

Table of Contents

(Continued)

		Page
Section 8.15	USA Patriot Act Notice	58
Section 8.16	Entire Agreement	58
Section 8.17	Treatment of Information	58

EXHIBITS AND SCHEDULES

Exhibit 1.1(a)	–	Form of Term Note
Exhibit 2.2(b)	–	Form of Notice of Borrowing
Exhibit 2.11	–	Form of Notice of Conversion
Exhibit 3.1(a)(viii)(A)	–	Form of Opinion of Foley & Lardner LLP
Exhibit 3.1(a)(viii)(B)	–	Form of Opinion of In-house Counsel
Exhibit 8.7	–	Form of Lender Assignment

Schedule I	–	Commitment Schedule
Schedule II	–	Existing Synthetic Leases
Schedule III	–	Existing Liens
Schedule IV	–	List of Indentures

iii

CREDIT AGREEMENT

Dated as of September 16, 2009

THIS CREDIT AGREEMENT (this “Agreement”) is made by and among:

(i)	ALLIANT ENERGY CORPORATION, a Wisconsin corporation (the “Borrower”),

(ii)	the banks (the “Banks”) listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto, and

(iii)	CITIBANK, N.A. (“Citi”), as administrative agent (the “Agent”) for the Lenders hereunder.

PRELIMINARY STATEMENTS

(1) The Borrower has requested that the Lenders make loans to the Borrower in an aggregate amount not in excess of the amount provided for herein, and subject to the terms and conditions hereof; and

(2) The Lenders have indicated their willingness to make such loans on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Activities” has the meaning assigned to that term in Section 7.3.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means any or all of the Term Loans.

“AER” means Alliant Energy Resources, LLC, a Wisconsin limited liability company.

“Affected Lender” has the meaning assigned to that term in Section 2.14.

“Affected Lender Advance” has the meaning assigned to that term in Section 2.14.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“Agent’s Group” has the meaning assigned to that term in Section 7.3.

“Aggregate Commitment” means the total of each Lenders’ Commitment hereunder.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the rate of interest announced publicly by the Agent or from time to time, as its corporate base rate or prime rate of interest;

(ii) 1/2 of one percent per annum above the Federal Funds Rate; and

(iii) the Eurodollar Rate for an Interest Period of 1 month plus 1.00%.

Each change in the Alternate Base Rate shall take effect concurrently with any change in such base rate or prime rate or the Federal Funds Rate.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means a rate per annum of 3.00%.

“Applicable Rate” means:

(i) in the case of each Base Rate Advance, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin; and

(ii) in the case of each Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin.

“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower to the Agent and without limiting or otherwise affecting the protections afforded hereby to the Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.12 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Unmatured Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Bankruptcy Event” means the occurrence of any actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code.

“Banks” has the meaning assigned to that term in the Preamble to this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.8(a).

“Borrower” has the meaning assigned to that term in the Preamble to this Agreement.

“Borrowing” means the incurrence by the Borrower (including as a result of Conversions of outstanding Advances pursuant to Section 2.11) on a single date of a group of Advances of a single Type and, in the case of Eurodollar Rate Advances, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City, New York or Madison, Wisconsin and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Lease Obligations” means obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligations shall be the capitalized amount determined in accordance with such principles.

“Cash and Cash Equivalents” means, with respect to any Person, the aggregate amount of the following, to the extent owned by such Person free and clear of all Liens, encumbrances and rights of others and not subject to any judicial, regulatory or other legal constraint: (i) cash on hand; (ii) Dollar demand deposits maintained in the United States with any commercial bank and Dollar time deposits maintained in the United States with, or certificates of deposit having a maturity of one year or less issued by, any commercial bank which has an office in the United States and which has a combined capital and surplus of at least $100,000,000; (iii) eurodollar time deposits maintained in the United States with, or eurodollar certificates of deposit having a maturity of one year or less issued by, any commercial bank having outstanding unsecured indebtedness that is rated (on the date of acquisition thereof) A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness); (iv) direct obligations of, or unconditionally guaranteed by, the United States and having a maturity of one year or less; (v) commercial paper rated (on the date of acquisition thereof) A-1 or P-1 or better by S&P or Moody’s, respectively (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), and having a maturity of one year or less; (vi) obligations with any Lender or any other commercial bank in respect of the repurchase of obligations of the type described in clause (iv) above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (iv) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Lender or such other commercial bank; and (vii) preferred stock of any Person that is rated A- or better by S&P or A3 or better by Moody’s (or an equivalent rating by another nationally-recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating preferred stock of entities engaged in such businesses).

“Citi Fee Letter” means that certain Fee Letter, dated as of September 16, 2009, between the Borrower and the Agent.

“Commitment” means, for each Lender, the obligation of such Lender to make Advances to the Borrower in an aggregate amount no greater than the amount set forth on Schedule I hereto or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.7(c), in each such case as such amount may be reduced or increased from time to time (including by operation of Section 2.12(b) and of any assignments pursuant to Section 8.7).

“Commitment Termination Date” has the meaning assigned to that term in Section 2.2(e).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Confidential Information” has the meaning assigned to that term in Section 8.8.

“Consolidated Capital” means, with respect to any Person, without duplication, at any date of determination, the sum of (i) Consolidated Debt of such Person, (ii) consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of such Person and its Consolidated Subsidiaries, (iv) the aggregate outstanding amount of Hybrid Securities, and (v) consolidated equity of the preferred stockholders of such Person and its Consolidated Subsidiaries, in each case determined at such date in accordance with GAAP, excluding, however, from such calculation, amounts identified as “Accumulated Other Comprehensive Income (Loss)” in the financial statements of the

Borrower set forth in the Borrower’s Report on Form 10-K or 10-Q, as the case may be, filed most recently with the Securities and Exchange Commission prior to the date of such determination.

“Consolidated Debt” means, with respect to any Person, without duplication, at any date of determination, the aggregate Debt of such Person and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Debt of any Subsidiary of the Borrower or (ii) the aggregate outstanding Debt evidenced by Hybrid Securities to the extent that the total book value of such securities does not exceed 15% of Consolidated Capital as of the date of determination.

“Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

“Continuing Directors” means the members of the Board of Directors of the Borrower on the date hereof and each other director of the Borrower, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Advances, as the case may be, pursuant to Section 2.10 or Section 2.11.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate principal amount of all Advances made by such Lender outstanding at such time.

“Debt” means, for any Person, any and all indebtedness, liabilities and other monetary obligations of such Person (without duplication), (i) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (except trade accounts payable arising and repaid in the ordinary course of business), (iii) Capitalized Lease Obligations, (iv) under reimbursement or similar agreements with respect to letters of credit (other than trade letters of credit) issued to support indebtedness or obligations of such Person or of others of the kinds referred to in clauses (i) through (iii) above and clause (v) below, (v) reasonably quantifiable obligations under direct guaranties or indemnities, or under support agreements, in respect of, and reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) incurred in connection with any synthetic lease, tax retention operating lease or similar off-balance sheet financing product treated as an operating lease for financial accounting purposes and a capital lease for federal income tax purposes, in each case that is entered into after the Effective Date, but excluding the obligations under the Existing Synthetic Leases, including any extension, renewal, amendment or refinancing thereof; provided that if the aggregate amount owing in respect of all such Existing Synthetic Leases, after giving effect to any such extension, renewal, amendment or refinancing, exceeds the aggregate amount owed as of the Effective Date, such excess shall be included as Debt.

“Default Rate” means (i) with respect to the unpaid principal of or interest on any Advance, the greater of (A) 2% per annum above the Applicable Rate in effect from time to time for such Advance and (B) 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances and (ii) with respect to any other unpaid amount hereunder, 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Term Loan, (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Designated Lender” means a Defaulting Lender or a Downgraded Lender.

“Designated Indenture Covered Default” means the alleged default under the Designated Indenture Debt in respect of which a notice of default dated September 4, 2008 was delivered to the Borrower by the trustee for the Designated Indenture Debt.

“Designated Indenture Debt” means the Debt of the Borrower under the Exchangeable Senior Notes due 2030.

“Direct Subsidiary” means, with respect to any Person, any Subsidiary directly owned by such Person.

“Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office or affiliate of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender, or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Downgraded Lender” means any Lender that has a non-credit enhanced senior unsecured debt rating below investment grade from either Moody’s, S&P or any other nationally recognized statistical rating organization recognized as such by the Securities and Exchange Commission.

“Early Payment Date” means September 29, 2009, as that date may be modified from time to time in accordance with the Repurchase Documentation.

“Effective Date” means the day upon which each of the applicable conditions precedent enumerated in Section 3.1 shall be fulfilled to the satisfaction of, or waived with the consent of, the Lenders and the Agent.

“Eligible Assignee” means an assignee of a Commitment or Term Loan in accordance with Section 8.7.

“Equity Interests” means, (i) with respect to a corporation, shares of common stock of such corporation or any other interest convertible or exchangeable into any such interest, (ii) with respect to a limited liability company, a membership interest in such company, (iii) with respect to a partnership, a partnership interest in such partnership, and (iv) with respect to any other Person, an interest in such Person analogous to interests described in clauses (i) through (iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of the regulations under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 or Section 4001 of ERISA, in each case, as amended from time to time.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30 day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate of the Borrower from a Multiple Employer Plan or a Multiemployer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an ERISA Affiliate of the Borrower to make a payment to a Plan required under Section 302(f)(1) of ERISA, which failure results in the imposition of a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or affiliate of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office or affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Rate Advance, the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”), as it is published by Reuters or any successor to or substitute for such service, providing rate quotations of BBA LIBOR, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Rate Advance for such Interest Period shall be the rate at which dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.8(b).

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable to such Lender during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) then applicable to such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning assigned to that term in Section 6.1.

“Facility Fee” means a fee that shall be payable on the aggregate amount of the excess of the Commitment of each Lender over the Credit Exposure of such Lender, payable to each Lender on such amount, calculated daily, at a per annum rate equal to 0.50%.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Final Payment Date” means October 16, 2009, as that date may be modified from time to time in accordance with the Repurchase Documentation.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the law of any jurisdiction other than any state of the United States of America.

“Funded Debt” means any Debt described in clause (i) of the definition of Debt.

“Funding Date” means the day, on or following the Effective Date, upon which each of the applicable conditions precedent enumerated in Section 3.2 shall be fulfilled to the satisfaction of, or waived with the consent of, the Lenders and the Agent.

“GAAP” has the meaning assigned to that term in Section 1.4.

“Governmental Approval” means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body.

“Hazardous Substance” means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hybrid Securities” means any hybrid securities consisting of trust preferred securities or deferrable interest subordinated debt securities issued by the Borrower or any Subsidiary or financing vehicle of the Borrower that (i) has an original maturity of at least 20 years and (ii) requires no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the occurrence of the Maturity Date.

“Indemnified Person” has the meaning assigned to that term in Section 8.4(c).

“Interest Period” means, for each Eurodollar Rate Advance made as part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be seven days, fourteen days, or 1 or 2 months, as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Maturity Date;

(ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IPL” means Interstate Power and Light Company, an Iowa corporation.

“JPM Fee Letter” means that certain Fee Letter, dated as of September 16, 2009, between the Borrower and JP Morgan Chase Bank, N.A..

“Lender Assignment” means an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit 8.7.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Banks listed on the signature pages hereof, and each Eligible Assignee that shall become a party hereto pursuant to Section 8.7.

“Lien” has the meaning assigned to that term in Section 5.2(a).

“Loan Documents” means (i) this Agreement, any Term Notes issued pursuant to Section 2.16, the Citi Fee Letter, and the JPM Fee Letter, (ii) all agreements, documents and instruments in favor of the Agent or the Lenders (or the Agent on behalf of the Lenders), and (iii) all other agreements, instruments and documents now or hereafter executed and/or delivered pursuant hereto or thereto.

“Majority Lenders” means, on any date of determination, Lenders that, collectively, on such date (i) hold greater than 50% of the then Outstanding Credits and, (ii) if there are no Outstanding Credits, have Percentages in the aggregate greater than 50%. Any determination of those Lenders constituting the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error; provided that the Outstanding Credits held or deemed held by, and the Percentages of, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (iii) a material adverse change upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means the earlier to occur of (i) December 31, 2009 and (ii) the date on which all Advances shall have been irrevocably paid in full in cash pursuant to Section 2.12 or Section 6.1 or otherwise in accordance with the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage Bond Indentures” means the indentures listed on Schedule IV hereto.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate of the Borrower is making or has an obligation to make contributions, or has within any of the preceding five plan years made or had an obligation to make contributions.

“Multiple Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and (i) is maintained for employees of the Borrower or an ERISA Affiliate of the Borrower and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Reduction Event in respect of the Borrower or any of its Subsidiaries (other than the Utilities), (a) the cash proceeds received in respect thereof (including any cash received in respect of any non-cash proceeds, but only when and as received), in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid or payable by the Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such Reduction Event, and (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries that are directly attributable to such Reduction Event (as determined reasonably and in good faith by the Borrower); provided, that if such net cash proceeds (as calculated in clauses (a) and (b) above) with respect to any Reduction Event (or, if part of a series of related Reduction Events, in respect of such series) do not exceed $5,000,000, then there shall be deemed to be no Net Cash Proceeds with respect to such Reduction Event (or series thereof).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Nonrecourse Debt” means Debt of any Subsidiary of the Borrower (i) as to which (A) the Borrower provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) the Borrower is not directly or indirectly liable as a guarantor or otherwise, (C) the Borrower is not the lender or other type of creditor, or (D) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower and (ii) no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other Debt of the Borrower to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity. For the avoidance of doubt, if the Borrower provides credit support that is limited in its drawable amount for any portion of Debt of any Subsidiary of the Borrower that would be considered Nonrecourse Debt but for the provision of such credit support, such Debt shall be considered Nonrecourse Debt to the extent that it is not so supported.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.2(b).

“Notice of Conversion” has the meaning assigned to that term in Section 2.11.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” has the meaning assigned to that term in Section 2.17(b).

“Outstanding Credits” means, on any date of determination, an amount equal to the sum of the aggregate principal amount of all Term Loans outstanding on such date.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to that term in Section 8.7(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor entity).

“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such date by the Aggregate Commitment on such date, and multiplying the quotient so obtained by 100.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent has in good faith determined and notified the Borrower that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement or (iii) that is a Downgraded Lender, or whose Parent Company has a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Reduction Event” means any of the following:

(a) any issuance by the Borrower or any of its Subsidiaries on or after the date of this Agreement of any equity securities (including equity-linked or hybrid securities), other than the issuance of equity securities pursuant to the exercise of stock options, pursuant to the Alliant Energy Corporation 2002 Equity Incentive Plan (as amended and restated), or in connection with the reinvestment of dividends or other purchase of shares in accordance with the Alliant Energy Corporation Shareholder Direct Plan; or

(b) any incurrence by the Borrower or any of its Subsidiaries on or after the date of this Agreement of any Funded Debt, including without limitation pursuant to a public offering, private placement or a syndicated bank financing, except Debt incurred under this Agreement ; or

(c) any Specified Disposition.

“Reference Banks” means Citibank, N.A. and any additional or substitute Lenders as may be selected from time to time to act as Reference Banks hereunder by the Agent.

“Register” has the meaning assigned to that term in Section 8.7(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Repurchase Documentation” means the Offer to Purchase and Consent Solicitation Statement and related agreements and documentation for the tender offer and consent solicitation commenced on or prior to the Effective Date for the repurchase of Designated Indenture Debt, in each case in the form provided to the Agent on the Effective Date or as may be modified after the Effective Date, provided that such modifications are acceptable to the Agent, it being understood and agreed that the Agent shall not object to (i) immaterial modifications of the Repurchase Documentation, (ii) extension of the tender dates provided for therein, or (iii) changes to the offer price provided for therein.

“Restricting Information” has the meaning assigned to that term in Section 8.17.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/ index/html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/ offices/eotffc/ofac/sdn/index/html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Senior Financial Officer” means the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower.

“Significant Subsidiary” means any Subsidiary of the Borrower that, on a consolidated basis with any of its Subsidiaries as of any date of determination, accounts for more than 20% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries.

“Single Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of the Borrower or an ERISA Affiliate of the Borrower and no Person other than the Borrower and its ERISA Affiliates, or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate of the Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Disposition” has the meaning assigned to that term in Section 5.2(d).

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding Equity Interests having ordinary voting power (irrespective of whether at the time Equity Interests of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time owned by said Person, either directly or through one or more other Subsidiaries. In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Taxes” has the meaning assigned to that term in Section 2.17(a).

“Term Loans” has the meaning assigned to that term in Section 2.1(a).

“Term Note” means a promissory note issued at the request of a Lender pursuant to Section 2.16, in substantially the form of Exhibit 1.1(a) hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Trust Indenture Act” has the meaning assigned to that term in Section 7.9.

“Type” has the meaning assigned to that term in Section 2.2(a).

“Unmatured Default” means an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Utilities” means, collectively, WPL and IPL.

“Utility Facilities” means (i) the $300,000,000 Amended and Restated Five-Year Credit Agreement, dated the date hereof, among IPL, the banks named therein and Wachovia, as administrative agent; and (ii) the $250,000,000 Amended and Restated Five-Year Credit Agreement, dated the date hereof, among WPL, the banks named therein and Wachovia, as administrative agent.

“Wachovia” means Wachovia Bank, National Association.

“WPL” means Wisconsin Power and Light Company, a Wisconsin corporation.

Section 1.2 Computation of Time Periods. Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to New York City time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Computations of Outstandings. Whenever reference is made in this Agreement to the “principal amount outstanding” on any date under this Agreement, such reference shall refer to the aggregate principal amount of all Advances outstanding on such date after giving effect to all Advances to be made on such date and the application of the proceeds thereof.

Section 1.4 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis. With respect to (and only with respect to) determining compliance with this Agreement, all calculations shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.1(h) (or prior to the delivery of the first financial statements pursuant to Section 5.1(h), consistent with the financial statements described in Section 4.1(f)); provided, however, if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Agent or the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

ARTICLE II

AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

Section 2.1 The Commitments.

(a) On and after the Effective Date and subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Borrower (each, a “Term Loan” and collectively, the “Term Loans”) (i) on the Early Payment Date in accordance with Section 3.2 and (ii) on the Final Payment Date in accordance with Section 3.3, in each case in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the Aggregate Commitment. Once repaid or prepaid, Term Loans may not be reborrowed.

Section 2.2 Loans and Borrowings.

(a) Each Term Loan shall be made as part of a Borrowing on the Early Payment Date or the Final Payment Date, as applicable, and prior to the Commitment Termination Date, with each such Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective Commitments. The Term Loans shall, at the option of the Borrower as the Borrower may request in accordance herewith and subject to the terms and conditions of this Agreement, be made as Borrowings of either Base Rate Advances or Eurodollar Rate Advances (each, a “Type” of Advance). Each Lender at its option may make any Eurodollar Rate Advance by causing any Domestic Lending Office or Foreign Lending Office to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement or result in any obligations of the Borrower to pay additional amounts under Section 2.13 or 2.17. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of three (3) Borrowings of Eurodollar Rate Advances outstanding at the same time.

(b) To request a Borrowing, the Borrower shall notify the Agent of such request by telephone, facsimile or electronic mail (i) in the case of a Borrowing of Eurodollar Rate Advances, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing of Base Rate Advances, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Such notice of a Borrowing (a “Notice of Borrowing”) shall be in the form of Exhibit 2.2(b) hereto, delivered by hand, facsimile or electronic mail, and shall be executed by a Senior Financial Officer of the Borrower. The Notice of Borrowing shall specify the information contained in clauses (i) through (v) below, in each case, in compliance with this Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be the Early Payment Date or the Final Payment Date (and which in any event shall also be a Business Day);

(iii) whether such Borrowing is to be of Base Rate Advances or Eurodollar Rate Advances;

(iv) in the case of a Borrowing of Eurodollar Rate Advances, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account or accounts to which funds are to be disbursed.

(c) Each Lender shall, before (x) 12:00 noon on the date of such Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, and (y) 1:00 p.m. on the date of such Borrowing, in the case of a Borrowing comprised of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.2, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will promptly make such funds available to the Borrower by means of a credit or wire transfer to the account specified in writing by the Borrower.

(d) The Notice of Borrowing shall be irrevocable and binding on the Borrower. If the Notice of Borrowing specifies that the Borrowing is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Upon the earlier of (1) the making of the Term Loans on the Final Payment Date and (2) 5:00 p.m. New York City time on the Final Payment Date (such earlier date, the “Commitment Termination Date”), all Commitments (regardless of utilization) shall immediately, automatically and irrevocably terminate.

Section 2.3 Funding Reliance.

(a) Unless the Agent shall have received notice from a Lender prior to the time of the Borrowing that such Lender will not make available to the Agent such Lender’s Advance as part of such Borrowing, the Agent may assume that such Lender has made such Advance available to the Agent on the time of such Borrowing in accordance with Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such time a corresponding amount. If and to the extent that such Lender shall not have so made such Advance available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the time such amount is made available to the Borrower until the time such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(b) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.4 [Intentionally Omitted].

Section 2.5 Fees.

(a) The Borrower agrees to pay to the Agent for the account of each Lender the Facility Fee, from the date hereof, in the case of each Bank, and from the effective date specified in the Lender Assignment pursuant to which it became a Lender, in the case of each other Lender, until the earlier of the Commitment Termination Date and the Maturity Date, payable monthly in arrears on the last day of each calendar month during the term of such Lender’s Commitment, commencing September 30, 2009, and ending on the earlier of the Commitment Termination Date and the Maturity Date.

(b) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.5(a) above (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees).

Section 2.6 [Intentionally Omitted].

Section 2.7 Repayment of Advances. Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal amount of the Term Loans, if any, shall be due and payable in full on the Maturity Date.

Section 2.8 Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this Section 2.8), payable as follows:

(a) If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such Base Rate Advance and on the date such Base Rate Advance shall become due and payable or shall otherwise be paid in full; provided that at any time an Event of Default shall have occurred and be continuing, each Base Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(b) If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of such Interest Period; provided that at any time an Event of Default shall have occurred and be continuing, each Eurodollar Rate Advance shall bear interest payable on demand, at a rate per annum equal at all times to the Default Rate.

(c) In respect of any Advance, interest thereon shall be payable at the Applicable Rate at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

Section 2.9 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to Agent for the account of each Lender any costs actually incurred by such Lender with respect to Eurodollar Rate Advances that are attributable to such Lender’s compliance with regulations of the Board of Governors of the Federal Reserve System requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. A certificate as to the amount of such additional interest, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination thereof shall have been made by such Lender in good faith.

Section 2.10 Interest Rate Determination.

(a) [Intentionally omitted]

(b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.8(a) or Section 2.8(b),

(c) [Intentionally omitted]

(d) [Intentionally omitted]

(e) If the Borrower shall fail to (i) select the duration of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 or (ii) provide a Notice of Conversion with respect to any Eurodollar Rate Advance on or prior to 12:00 noon on the third Business Day prior to the last day of the Interest Period applicable thereto, the Agent will forthwith so notify the Borrower and the Lenders and such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(f) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the product of (i) $1,000,000 and (ii) the number of Lenders on such date, such Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed the product of (i) $1,000,000 and (ii) the number of Lenders on such date, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

(g) Upon the occurrence and during the continuance of any Event of Default, each outstanding Eurodollar Rate Advance shall automatically Convert into a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

Section 2.11 Voluntary Conversion of Advances. Subject to the conditions set forth below, the Borrower may, on any Business Day, by delivering a notice of Conversion (a “Notice of Conversion”) to the Agent not later than 12:00 noon (i) on the third Business Day prior to the date of the proposed Conversion, in the case of a Conversion to or in respect of Eurodollar Rate Advances and (ii) on the date of the proposed Conversion, in the case of a Conversion to or in respect of Base Rate Advances, and subject to the provisions of Section 2.10 and Section 2.15, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that, in the case of any Conversion of any Eurodollar Rate Advances into Base Rate Advances on a day other than the last day of an Interest Period for such Eurodollar Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(b). Each such Notice of Conversion shall be in substantially the form of Exhibit 2.11 and shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Advances to be Converted, (C) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance, and (D) the aggregate amount of Advances proposed to be Converted. Notwithstanding the foregoing, the Borrower may not Convert Base Rate Advances into Eurodollar Rate Advances and may not select a new Interest Period for Eurodollar Rate Advances at any time an Event of Default has occurred and is continuing.

Section 2.12 Optional and Mandatory Prepayments of Advances.

(a) The Borrower may, upon at least three Business Days’ notice to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay for the ratable account of the Lenders the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 (or, if lower, the principal amount outstanding hereunder on the date of such prepayment) or an integral multiple of $1,000,000 in excess thereof. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(b). Except as provided in this Section 2.12(a), the Borrower shall have no right to prepay any principal amount of any Advances.

(b) In the event that at any time, or from time to time, on or after the Effective Date and prior to the Commitment Termination Date, the Borrower or any of its Subsidiaries shall receive any Net Cash Proceeds of any Reduction Event, then the Commitments, if any, shall automatically be reduced, to the extent thereof (but not below zero), by an aggregate amount equal to such Net Cash Proceeds (with each Lender’s Commitment being reduced ratably according to its respective Percentage). The reductions in the Commitments required by this subsection (b) shall be effective on the date of receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds.

(c) In the event that at any time, or from time to time, on or after the Funding Date, the Borrower or any of its Subsidiaries shall receive any Net Cash Proceeds of any Reduction Event and the Commitments shall have been reduced to zero (whether through the operation of clause (b) above or because the Commitment Termination Date shall have occurred), the Term Loans shall be prepaid to the extent necessary for the ratable account of the Lenders in an aggregate principal amount equal to such Net Cash Proceeds less any amount applied to reduce Commitments in accordance with clause (b) above. Each such prepayment shall be made together with accrued interest on the amount prepaid and shall be made not later than the third Business Day following the date of such receipt.

(d) The Borrower shall notify the Agent not later than the date of receipt by the Borrower or any of its Subsidiaries of the Net Cash Proceeds of a Reduction Event, specifying the date and amount thereof. The Agent shall promptly notify each Lender of the contents of each such notice received by it.

Section 2.13 Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or to the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender, pay to the Agent for the account of such Lender additional amounts sufficient to compensate such

Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination thereof shall have been made by such Lender in good faith.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder, then, upon demand by such Lender, the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment or other obligations hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender, describing in reasonable detail the manner in which such amounts have been calculated, shall be conclusive and binding for all purposes, absent manifest error, provided that the determination and allocation thereof shall have been made by such Lender in good faith.

(c) Notwithstanding any provision of Section 2.13(a) or Section 2.13(b) to the contrary, no Lender shall be entitled to demand compensation or be compensated thereunder to the extent that such compensation relates to any period of time more than 60 days prior to the date upon which such Lender first notified the Borrower of the occurrence of the event entitling such Lender to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower).

Section 2.14 Illegality. Notwithstanding any other provision of this Agreement to the contrary, if any Lender (the “Affected Lender”) shall notify the Agent and the Borrower that the introduction of or any change in or to the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Affected Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, all Eurodollar Rate Advances of the Affected Lender shall, on the fifth Business Day following such notice from the Affected Lender, automatically be Converted into a like number of Base Rate Advances, each in the amount of the corresponding Eurodollar Rate Advance of the Affected Lender being so Converted (each such Advance, as so Converted, being an “Affected Lender Advance”), and the obligation of the Affected Lender to make, maintain, or Convert Advances into Eurodollar Rate Advances shall thereupon be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, or the Affected Lender has been replaced pursuant to Section 8.7. For purposes of any prepayment under this Agreement, each Affected Lender Advance shall be deemed to continue to be part of the same Borrowing as the Eurodollar Rate Advances to which it corresponded at the time of the Conversion of such Affected Lender Advance pursuant to this Section 2.14.

Section 2.15 Payments and Computations.

(a) The Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due in Dollars to the Agent at its address referred to in Section 8.2 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.9, Section 2.17 or Section 8.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 8.7, from and after the effective date specified in such Lender Assignment, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on clause (i) of the definition of “Alternate Base Rate” and of the Facility Fee shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.10 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or, in the case of Section 2.10, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error, provided that such determination shall have been made by the Agent or such Lender, as the case may be, in good faith.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.16 Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Section 2.16(a) and Section 2.16(b) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.

(d) The Advances made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Agent), be evidenced by a Term Note, appropriately completed and executed by the Borrower and payable to the order of such Lender. Each Term Note shall be entitled to all of the benefits of this Agreement and the other Loan Documents and shall be subject to the provisions hereof and thereof.

Section 2.17 Taxes.

(a) Any and all payments by the Borrower hereunder and under the other Loan Documents shall be made, in accordance with Section 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it by any jurisdiction, unless such Lender or the Agent (as the case may be) would not have had such taxes imposed on it by such jurisdiction but for such Lender’s or the Agent’s (as the case may be) having entered into this Agreement, having consummated the transactions contemplated hereby or having received payments by the Borrower hereunder or under the other Loan Documents (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and the Lenders in question or the Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower’s rights to contest such Taxes or Other Taxes.

(d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof.

(e) Each Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Agent, such Lender will deliver to the Borrower and the Agent either (i) a statement that it is organized under the laws of a jurisdiction within the United States or (ii) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Internal Revenue Code of 1986, as amended from time to time. Each Lender that delivers to the Borrower and the Agent the form or forms referred to in the preceding sentence further undertakes to deliver to the Borrower and the Agent further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Agent and the Borrower pursuant to this Section 2.17(e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.17 shall survive the payment in full of principal and interest hereunder.

Section 2.18 Sharing of Payments, Etc. All payments from or on behalf of the Borrower on account of any obligations shall be apportioned ratably among the Lenders based upon their respective share, if any, of the obligations with respect to which such payment was received. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.9, Section 2.13, Section 2.17 or Section 8.4(b)) in excess of its ratable share of payments obtained by all the Lenders on account of the Advances, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them and such reimbursement obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.19 Termination of Defaulting Lender Commitment.

The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 3 Business Days’ prior notice to the Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.18 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Agent or any Lender may have against such Defaulting Lender.

Section 2.20 Replacement of Lenders.

The Borrower may, at any time at its sole expense and effort, require any Lender (i) that does not approve a consent, waiver or amendment to any Loan Document requested by the Borrower or the Agent and that requires the approval of all Lenders under Section 8.1 which is otherwise approved by the Majority Lenders, or (ii) that requests compensation under Section 2.13, or to which the Borrower is required to pay any additional amount (or for the account of which the Borrower is required to pay any additional amount to any Governmental Authority) pursuant to Section 2.17, or (iii) that is a Defaulting Lender, in each case upon notice to such Lender and the Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) no Unmatured Default or Event of Default shall have occurred and be continuing at such time;

(ii) the Agent shall have received the assignment fee specified in Section 8.7(a) (which fee shall, notwithstanding the terms of Section 8.7(a), be paid by the Borrower in respect of an assignment pursuant to this Section 2.20);

(iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv) such assignee, if it is not an existing Lender and/or Eligible Assignee, shall be reasonably satisfactory to the Agent; and

(v) such assignment does not conflict with any applicable laws, rules, regulations and orders of any governmental authority or otherwise require any Governmental Approvals.

A Lender shall not be required to make any assignment or delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.1 Conditions Precedent to Effective Date. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:

(a) The Agent shall have received the following, each dated the Effective Date, in form and substance satisfactory to the Lenders and in sufficient copies for each Lender:

(i) this Agreement, duly executed by the Borrower, each Lender and the Agent;

(ii) each Term Note requested by a Lender pursuant to Section 2.16 payable to the order of each such Lender, duly completed and executed by the Borrower;

(iii) copies of (A) the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party, and (B) all documents evidencing other necessary corporate action on the part of the Borrower with respect to this Agreement and the other Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(iv) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names, true signatures and incumbency of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents to which it is, or is to be, a party;

(v) copies of the Certificate of Incorporation (or comparable charter document) and by laws of the Borrower, together with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower;

(vi) copies of all Governmental Approvals, if any, required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower;

(vii) copies of the financial statements referred to in Section 4.1(f), certified by the Secretary or an Assistant Secretary of the Borrower;

(viii) favorable opinions of:

(A) Foley & Lardner LLP, counsel for the Borrower, in substantially the form of Exhibit 3.1(a)(viii)(A) and as to such other matters as the Majority Lenders, through the Agent, may reasonably request; and

(B) In-house Counsel of the Borrower, in substantially the form of Exhibit 3.1(a)(viii)(B) and as to such other matters as the Majority Lenders, through the Agent, may reasonably request;

(ix) payment (for its own account or the account of the applicable payees, as applicable) of any fees required to be paid on or before the Effective Date in connection with this Agreement or the Repurchase Documentation, including without limitation the fees described in the Citi Fee Letter and the JPM Fee Letter;

(x) receipt of final executed (where applicable) copies of the Repurchase Documentation, which shall be satisfactory to the Agent, and evidence satisfactory to the Agent that the transactions contemplated by the Repurchase Documentation have commenced; and

(xi) such other approvals, opinions and documents as any Lender, through the Agent, may reasonably request.

(b) The following statements shall be true and correct, and the Agent shall have received a certificate of a duly authorized officer of the Borrower, dated the date of the Effective Date and in sufficient copies for each Lender, stating that:

(i) the representations and warranties set forth in Section 4.1 of this Agreement are true and correct on and as of the date of the Effective Date, as though made on and as of such date, and

(ii) no event has occurred and is continuing that constitutes an Unmatured Default or an Event of Default.

(c) The Borrower shall have paid all costs and expenses of the Agent (including counsel fees and disbursements) incurred through (and for which statements have been provided prior to) the Effective Date.

Section 3.2 Conditions Precedent to the Borrowing on the Early Payment Date. The obligation of each Lender to make an Advance as part of any Borrowing on the Early Payment Date shall be subject to the conditions precedent that, on the Early Payment Date:

(a) the following statements shall be true and correct (and the giving of the applicable Notice of Borrowing, and the acceptance by the Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by the Borrower that, on the Early Payment Date, such statements are true and correct):

(i) the representations and warranties contained in Section 4.1 are true and correct in all material respects on and as of the Early Payment Date, before and after giving effect to the application of the proceeds of such Borrowing, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of proceeds of such Borrowing, that constitutes an Event of Default or an Unmatured Default; and

(iii) after giving effect to such Borrowing, the Borrower’s Outstanding Credits will not exceed its borrowing authority as allowed by applicable governmental authorities.

(b) the Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(c) the Agent shall have received such other approvals, opinions, or documents as the Agent, or the Majority Lenders through the Agent, may reasonably request, and such approvals, opinions, and documents shall be satisfactory in form and substance to the Agent; and

(d) with respect to the Designated Indenture Debt to be repurchased with the proceeds of the Borrowing on the Early Payment Date, the Agent shall have received evidence satisfactory to it that (i) Designated Indenture Debt representing the Requisite Consents (as defined in the Repurchase Documentation) have been validly tendered (and not validly withdrawn) in the tender offer prior to the Early Tender Date (as defined in the Repurchase Documentation), (ii) the General Conditions (as defined in the Repurchase Documentation) shall have been satisfied in accordance with the Repurchase Documentation (as determined by the Agent in its sole discretion) or waived by the Borrower, provided that for purposes of determining whether the condition precedent in this clause (d)(ii) has been satisfied, no such waiver shall be given effect if the event causing the failure of such General Condition to be satisfied is material and adverse to the Borrower, the Agent or the Lenders (as determined by the Agent in its sole discretion) and (iii) all amounts payable to the holders of such Designated Indenture Debt pursuant to the terms of the Repurchase Documentation have been paid in full or are being paid in full in cash through a direct disbursement of the proceeds of the Borrowing.

Notwithstanding anything in the foregoing provisions of this Section 3.2 to the contrary, in the event that all of the conditions precedent to the Borrowing on the Early Payment Date are satisfied except for the conditions set forth in clause (d)(i) above, each Lender shall nevertheless be obligated to make an Advance on the Early Payment Date, provided that (i) on the Early Payment Date but prior to receiving the proceeds of such Borrowing, the Borrower shall have paid no less than $70,000,000 in cash to the holders of Designated Indenture Debt pursuant to the terms of the Repurchase Documentation and (ii) the maximum amount of such Borrowing on the Early Payment Date shall be $100,000,000.

Section 3.3 Conditions Precedent to the Borrowing on the Final Payment Date. The obligation of each Lender to make an Advance as part of the Borrowing on the Final Payment Date shall be subject to the conditions precedent that, on the date of such Borrowing:

(a) the following statements shall be true and correct (and the giving of the applicable Notice of Borrowing, and the acceptance by the Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by the Borrower that, on the Final Payment Date, such statements are true and correct):

(i) the representations and warranties contained in Section 4.1 are true and correct in all material respects on and as of the Final Payment Date, before and after giving effect to the application of the proceeds of such Borrowing, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of proceeds of such Borrowing, that constitutes an Event of Default or an Unmatured Default; and

(iii) after giving effect to such Borrowing, the Borrower’s Outstanding Credits will not exceed its borrowing authority as allowed by applicable governmental authorities.

(b) the Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(c) the Agent shall have received such other approvals, opinions, or documents as the Agent, or the Majority Lenders through the Agent, may reasonably request, and such approvals, opinions, and documents shall be satisfactory in form and substance to the Agent; and

(d) (i) the conditions set forth in Section 3.2(d)(i) and (ii) continue to be satisfied as of the Final Payment Date and (ii) all amounts payable on the Final Payment Date to the holders of Designated Indenture Debt pursuant to the terms of the Repurchase Documentation have been paid in full or are being paid in full in cash through a direct disbursement of the proceeds of the Borrowing.

Notwithstanding anything in the foregoing provisions of this Section 3.3 to the contrary, in the event that all of the conditions precedent to the Borrowing on the Final Payment Date are satisfied except for the conditions set forth in clause (d)(i) above, each Lender shall nevertheless be obligated to make an Advance on the Final Payment Date, provided that the maximum amount of such Borrowing on the Final Payment Date, together with the amount of the Borrowing on the Early Payment Date shall not exceed $100,000,000.

Section 3.4 Reliance on Certificates. The Lenders and the Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of such Person identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each of the Borrower and its Significant Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary (except where the failure to so qualify would not constitute a Material Adverse Change).

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be a party and the Repurchase Documentation to which it is or will be a party, and the receipt by the Borrower of the proceeds of Advances on the Funding Date and the date of any subsequent Borrowing and the application of the proceeds therefrom as contemplated by this Agreement, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s charter or by-laws, (ii) any law, or (iii) any legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not and will not result in or require the creation of any Lien (other than pursuant to the Loan Documents) upon or with respect to any of its properties.

(c) No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document or any of the Repurchase Documentation.

(d) This Agreement is, each other Loan Document to which the Borrower will be a party and any of the Repurchase Documentation to which the Borrower will be a party, when executed (if applicable) and delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the qualifications, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

(e) Since December 31, 2008, there has been no Material Adverse Change.

(f) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2008, and the related audited consolidated, and, with respect to the Borrower, consolidating, statements of income of the Borrower and its Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at June 30, 2009 and the related unaudited consolidated statements of income for the six-month period then ended, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such balance sheets and statements of income for the six-month period ended June 30, 2009, to year-end adjustments) the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance, in all material respects, with GAAP.

(g) Except as disclosed in the Borrower’s Report on Form 10-K for the year ended December 31, 2008 and Report on Form 10-Q for the period ended June 30, 2009, there is no pending or threatened action or proceeding affecting the Borrower or any of its Significant Subsidiaries or properties before any court, governmental agency or arbitrator, that might reasonably be expected to constitute a Material Adverse Change, and since December 31, 2008 there have been no material adverse developments in any action or proceeding so disclosed that might reasonably be expected to constitute a Material Adverse Change.

(h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates which would result in a liability to the Borrower, no “prohibited transaction” has occurred with respect to any Plan of the Borrower that is reasonably expected to result in a liability to the Borrower and neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any withdrawal liability under ERISA to any Multiemployer Plan, in each case that could reasonably be expected to constitute a Material Adverse Change.

(i) The Borrower has filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith by appropriate proceedings an assertion of liability based on such returns and has provided adequate reserves for payment thereof in accordance with GAAP.

(j) Neither the Borrower nor any Significant Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. After the making of the Advance, Margin Stock will constitute less than 25 percent of the assets (as determined by any reasonable method) of the Borrower and its Significant Subsidiaries on a consolidated basis.

(k) The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l) Neither the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the Advances hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(m) Neither the making of the Advances hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Borrower and its Significant Subsidiaries are in compliance in all material respects with the PATRIOT Act.

(n) Each of the Borrower and its Significant Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, and is otherwise in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.1 Affirmative Covenants. So long as any amount in respect of this Agreement shall remain unpaid, or any Lender shall have any Commitment or Credit Exposure, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a) Payment of Taxes, Etc. Pay and discharge, and cause each of its Domestic Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except, in the case of taxes, to the extent the Borrower or such Domestic Subsidiary is contesting the same in good faith and by appropriate proceedings and has set aside adequate reserves for the payment thereof in accordance with GAAP, unless the failure to do so would not constitute a Material Adverse Change.

(b) Maintenance of Insurance. Maintain, or cause to be maintained, insurance or other risk management programs covering the Borrower and each of its Subsidiaries and their respective properties in effect at all times in such amounts and covering such risks and using such means as are usual and customary for companies of a similar size (based on the aggregate book value of the Borrower’s assets, as determined on a consolidated basis in accordance with GAAP), engaged in similar businesses and owning similar properties, either with reputable insurance companies or, in whole or in part, by establishing reserves of one or more insurance funds or other risk management mechanisms, either alone or with other corporations or associations, unless the failure to do so would not constitute a Material Adverse Change.

(c) Preservation of Existence, Etc. Preserve and maintain, and cause each of the Utilities to preserve and maintain, its corporate existence (except in a transaction permitted by Section 5.2(c)), material rights (statutory and otherwise) and franchises; provided, however, that neither the Borrower nor any of the Utilities shall be required to preserve and maintain any such right or franchise, unless the failure to do so would constitute a Material Adverse Change.

(d) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, ERISA, construction and building restrictions, and employee safety and health matters relating to business operations, the non-compliance with which would constitute a Material Adverse Change.

(e) Inspection Rights. At the reasonable expense of the Borrower, at any time and from time to time, upon reasonable notice, permit or arrange for the Agent, the Lenders and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower and its Subsidiaries and their respective officers, directors and accountants.

(f) Keeping of Books. Keep, and cause its Subsidiaries to keep, proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and its Subsidiaries and the assets and business of the Borrower and its Subsidiaries, in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to, and preserve, maintain, develop, and operate in substantial conformity with all laws and material contractual obligations, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not constitute a Material Adverse Change.

(h) Reporting Requirements. Furnish to each Lender in the manner prescribed in the last paragraph of this subsection (h):

(i) as soon as possible and in any event within five Business Days after the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of a Senior Financial Officer setting forth details of such Unmatured Default or Event of Default and the action that the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and consolidated, and, with respect to the Borrower, consolidating, statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year end audit adjustments) by a Senior Financial Officer as having been prepared in accordance (in all material respects) with GAAP, together with a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; provided that delivery by the Borrower to the Agent of copies of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for any quarter shall satisfy the Borrower’s obligation under this Section 5.1(h)(ii) with respect to such quarter;

(iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and consolidated, and, with respect to the Borrower, consolidating, statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, together with a certificate of said officer stating that no Unmatured Default or Event of Default has occurred and is continuing or, if an Unmatured Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto; provided that delivery by the Borrower to the Agent of copies of the Borrower’s annual Form 10-K filed with the Securities and Exchange Commission for any year shall satisfy the Borrower’s obligation under this Section 5.1(h)(iii) with respect to such year;

(iv) concurrently with the delivery of the financial statements referred to in clauses (ii) and (iii) above, a certificate signed by the principal executive officer and the principal financial officer of the Borrower (i) stating whether an Unmatured Default or Event of Default has occurred and is continuing on the date of such certificate, and if an Unmatured Default or an Event of Default has then occurred and is continuing, specifying the details thereof and the action that the

Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 5.2(f) and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the audited financial statements referred to in Section 4.1 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(v) as soon as possible and in any event (A) within 30 days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred and (B) within 10 days after any other ERISA Event with respect to any Plan of the Borrower or any ERISA Affiliate of the Borrower has occurred, a statement of a Senior Financial Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

(vi) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(vii) promptly after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $5,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower or such ERISA Affiliate is reasonably expected to be liable;

(viii) promptly after requested, such documents or governmental reports or filings relating to any Plan as the Agent or any Lender through the Agent may from time to time reasonably request;

(ix) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 4.1(g) or (B) for which the Agent and the Lenders will be entitled to indemnity under Section 8.4(c);

(x) promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which the Borrower sends to its public security holders (if any), and copies of all regular, periodic and special reports, and all registration statements and periodic or special reports, if any, which the Borrower or any Subsidiary of the Borrower files with the Securities and Exchange Commission or any other governmental authority which may be substituted therefor, or with any national securities exchange; and

(xi) promptly after requested, such other information respecting the business, properties, results of operations, prospects, revenues, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Agent or any Lender through the Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(h)(ii) or Section 5.1(h)(iii) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Agent and the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each of the Agent and each Lender has access; provided that (i) upon the request of the Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Agent or such Lender (until a written request to cease delivering paper copies is given by the Agent or such Lender) and (ii) the Borrower shall notify (which may be by a facsimile or electronic mail) the Agent and each Lender of the posting of any documents. The Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above or to monitor compliance by any Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(i) Use of Proceeds. None of the proceeds of the Advances hereunder, whether directly or indirectly, will be used for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X. The proceeds of the Term Loans made under this Agreement may be used solely to repurchase Designated Indenture Debt and for related legal fees and other expenses.

(j) Further Assurances. At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be necessary or that the Majority Lenders through the Agent may reasonably request to enable the Lenders and the Agent to enforce the terms and provisions of this Agreement and to exercise their rights and remedies hereunder or under any other Loan Document. In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Approvals required in connection with the Loan Documents from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Approvals in full force and effect.

(k) OFAC, PATRIOT Act Compliance. The Borrower will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

Section 5.2 Negative Covenants. So long as any amount in respect of this Agreement shall remain unpaid, or any Lender shall have any Commitment or Credit Exposure, the Borrower will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor a preferential interest upon or with respect to any of its properties of any character (including, without limitation, accounts) (any of the foregoing being referred to herein as a “Lien”), excluding, however, from the operation of the foregoing restrictions the Liens created under the Loan Documents and the following:

(i) Liens for taxes, assessments or governmental charges or levies to the extent not past due;

(ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith, provided that any such contested Lien securing an amount claimed in excess of $5,000,000 shall be fully bonded within 90 days after the imposition of such Lien;

(iii) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, to secure public or statutory obligations of the Borrower or such Subsidiary, or to secure the utility obligations of any such Subsidiary incurred in the ordinary course of business;

(iv) (A) purchase money Liens upon or in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in the ordinary course of business consistent with present practices (it being understood that for purposes of this clause, the purchase, construction or maintenance of generating facilities by the Utilities shall be deemed to be in the ordinary course of business and consistent with present practices), to secure (1) the purchase price of such property or (2) Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such Liens, or (B) Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved and replacements, modifications and proceeds of such property, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(v) Liens on the capital stock of any of the Borrower’s single-purpose Subsidiaries or any such Subsidiary’s assets to secure the repayment of project financing or Nonrecourse Debt for such Subsidiary;

(vi) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings or the payment of which is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies;

(vii) Liens securing obligations under agreements entered into pursuant to the Iowa Industrial New Jobs Training Act or any similar or successor legislation, provided that such obligations do not exceed $5,000,000 in the aggregate at any one time outstanding;

(viii) Liens created pursuant to the Mortgage Bond Indentures;

(ix) Reserved;

(x) Liens in favor of Wachovia, as agent under the Utility Facilities to secure the obligations of the respective Utilities under such agreements;

(xi) Liens incurred in connection with the sales of assets permitted in Section 5.2(d)(ix);

(xii) Liens incurred by the Borrower or any of its Subsidiaries on assets of the Borrower and its Subsidiaries to secure Nonrecourse Debt or obligations other than for borrowed money, in an aggregate principal amount not to exceed (x) in the case of the Borrower and all its Subsidiaries other than the Utilities and their respective Subsidiaries, $100,000,000 outstanding at any one time, and (y) in the case of each Utility and its Subsidiaries, $100,000,000 outstanding at any one time;

(xiii) Reserved;

(xiv) Liens constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the Borrower’s use of its properties;

(xv) Liens set forth in Schedule III hereto, and any extensions, renewals, refinancing or replacements of any such Liens upon or in the same property theretofore subject thereto; and

(xvi) other Liens securing obligations of the Borrower and its Subsidiaries not to exceed more than five percent (5%) of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries at any time.

(b) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with an Affiliate of the Borrower, unless such transaction (i) is on terms no less favorable to the Borrower or such Subsidiary, as the case may be, than if the transaction had been negotiated in good faith on an arm’s length basis with a Person that was not an Affiliate of the Borrower, (ii) is among wholly-owned Subsidiaries of the Borrower or between the Borrower and a wholly-owned Subsidiary or (iii) (A) is permitted by applicable utility or utility holding company regulations or (B) has received all required Government Approvals from each governmental authority exercising jurisdiction over any party thereto, in each case under the foregoing clause (iii) only to the extent such transaction is not materially adverse to the Lenders and the Agent.

(c) Mergers, Etc.

(i) merge with or into or consolidate with or into any other Person, except the Borrower may merge with or into or consolidate with or into any of its Subsidiaries, provided that immediately after giving effect thereto, (A) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default, (B) the Borrower is the surviving corporation and (C) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction; or

(ii) permit any of its Subsidiaries to merge with or into or consolidate with or into any other Person, except that any such Subsidiary may merge with or into any other Person, provided that immediately after giving effect thereto, (A) the surviving corporation is a Subsidiary of the Borrower, (B) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default and (C) the Borrower or any of its Subsidiaries shall not be liable with respect to any Debt or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement or any other Loan Document on the date of such transaction.

(d) Sales, Etc., of Assets. Sell, lease, transfer, assign or otherwise dispose of any of its assets, or permit any of its Subsidiaries to sell, lease, transfer, assign or otherwise dispose of any of its assets, except (i) sales, leases, transfers and assignments from one Subsidiary of the Borrower to another such Subsidiary or to the Borrower, (ii) in any transaction in which the net proceeds from such sale, lease, transfer, assignment or disposition are solely Cash and Cash Equivalents and such proceeds are (A) applied solely as a reduction of Commitments and/or prepayment of Advances pursuant to Section 2.12, or (B) applied solely to pay or prepay Debt (together with a permanent reduction of any commitments relating to such Debt) incurred by the Borrower or any such Subsidiary in connection with the project comprising such assets, (iii) in connection with a sale and leaseback transaction entered into by any Subsidiary of the Borrower, (iv) sales, leases, transfers and assignments of other assets representing not in excess of 20% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries in the aggregate from the Effective Date until the Maturity Date in any single or series of transactions, whether or not related, (v) sales, leases, transfers and assignments of worn out or obsolete equipment no longer used and useful in the business of the Borrower and its Subsidiaries, (vi) [reserved], (vii) sales, leases, transfers and assignments of other assets in the ordinary course of business, (viii) disposition of the investment made by WPL Transco LLC in American Transmission Company LLC or the Equity Interests of WPL Transco LLC or any successor thereto, (ix) sales of contracts and accounts receivable by the Utilities, Alliant Energy Integrated Services, Inc., and its Subsidiaries (x) dispositions of Equity Interests in or assets of any direct or indirect subsidiary of AER; and (xi) disposition of the Illinois assets of the Utilities; provided that in each case under clauses (i) through (xi) above, no Unmatured

Default or Event of Default shall have occurred and be continuing after giving effect thereto. Sales, leases, transfers, assignments and dispositions of the types described in clauses (iii), (iv), (vii), (ix), (x) and (xi) above are “Specified Dispositions”.

(e) Maintenance of Ownership of Significant Subsidiaries. Sell, assign, transfer, pledge or otherwise dispose of any Equity Interests of any of its Significant Subsidiaries or any warrants, rights or options to acquire such Equity Interests, or permit any of its Significant Subsidiaries to issue, sell or otherwise dispose of any shares of its Equity Interests or any warrants, rights or options to acquire such capital stock, except (and only to the extent) as may be necessary to give effect to a transaction permitted by Section 5.2(c).

(f) Capitalization Ratio. Permit the ratio of Consolidated Debt of the Borrower to Consolidated Capital of the Borrower to exceed .65 to 1.00.

(g) Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist, or permit the Utilities to enter into or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Utility to declare or pay dividends; provided that the foregoing limitations do not apply to (i) financial covenants that require the maintenance of a minimum net worth or compliance with financial tests as conditions to the ability to pay dividends or make other distributions with respect to capital stock or otherwise; (ii) restrictions that arise only if dividends on preferred stock have not been paid; and (iii) limitations or restrictions imposed by law or in regulatory proceedings.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing after the applicable grace period and notice requirement (if any):

(a) The Borrower shall fail to pay any principal of any Borrowing when the same becomes due and payable; or

(b) The Borrower shall fail to pay any interest on any Borrowing or any other amount due under this Agreement for two days after the same becomes due; or

(c) Any representation or warranty made by or on behalf of the Borrower in any Loan Document or in any certificate or other writing delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(d) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Section 5.1(c), Section 5.1(h)(i) or Section 5.2 (other than Section 5.2(b) thereof); or

(e) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in this Agreement or in any other Loan Document, and any such failure shall remain unremedied, after the earlier of (i) actual knowledge by the Borrower thereof, and (ii) written notice thereof shall have been given to the Borrower by the Agent, for a period of 30 days; or

(f) The Borrower or any of its Domestic Subsidiaries shall fail to make any payment in respect of any of its Debt other than Nonrecourse Debt, including any interest or premium thereon (but excluding Debt hereunder) aggregating $50,000,000 or more when due under documents related to such Debt (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof as a result of a default or other similar adverse event; provided that this clause (f) shall not apply to any Designated Indenture Covered Default; or

(g) The Borrower or any of the Utilities shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Utilities seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or any of the Utilities, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower or such Utility or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or such Utility or any of its property) shall occur; or the Borrower or any of the Utilities shall take any corporate or other action to authorize any of the actions set forth above in this Section 6.1(g); or

(h) Any judgment or order for the payment of money equal to or in excess of $50,000,000 shall be rendered against the Borrower or any of its Direct Subsidiaries (including, without limitation, the Utilities) or their respective properties and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Borrower or such Direct Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order; or

(i) Any material provision of any Loan Document to which the Borrower is a party shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so assert in writing; or

(j) Any Governmental Approval required in connection with the execution, delivery and performance of the Loan Documents shall expire or be rescinded, revoked, otherwise terminated, or amended or modified in any manner that is materially adverse to the interests of the Lenders and the Agent; or

(k) Any ERISA Event shall have occurred with respect to a Plan that could reasonably be expected to result in a material liability to the Borrower, and, 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender, such ERISA Event shall still exist; or

(l) (i) The Borrower shall cease to own 100% of the common equity interests of either of the Utilities; (ii) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (A) acquire beneficial ownership of more than 50% of any outstanding class of common stock of the Borrower having ordinary voting power in the election of directors of the Borrower or (B) obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors or (iii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors:

then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) declare the Advances (if any), all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law; provided, however, that in the event of the occurrence of a Bankruptcy Event, (A) the obligation of each Lender to make Advances shall automatically be terminated, and (B) the Advances, all such interest and all other amounts payable under this Agreement and the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, in each case without further action by the Agent or any Lender.

ARTICLE VII

THE AGENT

Section 7.1 Authorization and Action. Each of the Lenders hereby irrevocably appoints Citi to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement or the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions shall be binding upon all Lenders and all holders of Term Notes (if any); provided, however, that the Agent shall not be required to take any action which, in its opinion or the opinion of its counsel, may expose the Agent to liability or which is contrary to this Agreement, any other Loan Document or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The Agent shall be deemed to have exercised reasonable care in the administration and enforcement of this Agreement and the other Loan Documents if it undertakes such administration and enforcement in a manner substantially equal to that which Wachovia accords credit facilities similar to the credit facility hereunder for which it is the sole lender. The provisions of this Article are solely for the benefit of the Agent and the Lenders except as otherwise expressly provided herein, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 7.2 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in this Agreement) or (ii) in the absence of its or their own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Unmatured Default or the event or events that give or may give rise to any Unmatured Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Unmatured Default and such event or events. Without limitation of the generality of the foregoing, the Agent and each member of the Agent’s Group: (i) may treat the payee of any Term Note as the holder thereof until the Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Term Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Loan Document; (iv) shall not have any duty (x) to ascertain or to inquire as to (1) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any lien or security interest created or purported to be created by the Loan Documents or (5) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (2)) to confirm receipt of items expressly required to be delivered to the Agent (and in determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing), or (y) to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (vi) may rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by relying or acting upon, (x) any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex, and including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed, otherwise authenticated or sent by the proper party or parties, and (y) any statement made to it orally or by telephone and believed by it to have been made by the proper party or parties; and (vii) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any members of the Agent’s Group.

Section 7.3 Citi and Affiliates. With respect to the Advances made by it, the Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” and “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or the trustee under indentures of, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Subsidiary or other Affiliate thereof, all as if such Person were not the Agent and without any duty to account therefor to the Lenders.

Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.3 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower or its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of the Borrower or its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or its Affiliates) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Confidential Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

Section 7.4 Lender Credit Decision. Each Lender acknowledges and confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, and (ii) has, independently and without reliance upon the Agent or any other Lender or any of their respective Related Parties and based on the financial statements referred to in Section 4.1(f) and such other documents and information as it has deemed appropriate, made its own appraisal and investigation of all risks associated with, and made its own credit analysis and decision to enter into, this Agreement. Each Lender acknowledges and confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it. Each

Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender represents and acknowledges that it has not relied, and is not relying, on Margin Stock as collateral for the Advances or for any other extensions of credit hereunder.

Section 7.5 Indemnification. The Lenders agree to indemnify the Agent and any Related Party of the Agent participating in the transaction (to the extent not reimbursed by the Borrower), ratably according to the respective outstanding principal amounts of the Advances, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out of pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

Section 7.6 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders, with any such resignation or removal to become effective only upon the appointment of a successor Agent pursuant to this Section 7.6. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company (and reasonably acceptable to the Borrower so long as no Event of Default exists) organized under the laws of the United States or of any State thereof. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or shall be another commercial bank or trust company organized under the laws of the United States of any State thereof reasonably acceptable to the Borrower. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of such 30 day period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.7 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent; provided, however, that the Agent shall remain responsible for the performance of its duties under this Agreement and the Loan Documents to the extent required under this Article. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The indemnification, reimbursement and exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates and the partners, directors, officers, employees, agents and advisors of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Section 7.8 Exemption of Payments From Trust Indenture Act. In the event that Citi or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of the Advances, all interest thereon and all other amounts payable hereunder or under any other Loan Document by or on behalf of Citi in its capacity as the Agent for the benefit of any Lender under any Loan Document (other than Citi or an Affiliate of Citi) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of any amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in Article III; (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Agent for its own account, or to any Lender pursuant to Section 2.13 or Section 2.17), (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend this Section 8.1, (g) release any collateral for the obligations of the Borrower hereunder or (h) change or waive any provision of Section 2.18 or any other provision of this Agreement or any other Loan Document requiring pro rata treatment of the Lenders; and provided, further, that (i) no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any Term Note, unless such amendment, waiver or consent is in writing and signed by the Agent, in addition to the Lenders required above to take such action, (ii) that no amendment, waiver or consent shall change or waive any provision of Section 2.13 or Section 2.17, unless such amendment, waiver or consent is in writing and signed by each Lender directly affected thereby, in addition to the Lenders required above to take such action and (iii) that this Agreement may be amended and restated without the consent of any Lender or the Agent if, upon giving effect to such amendment and restatement, such Lender or the Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Agent, as the case may be. Anything herein to the contrary notwithstanding, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that in no event shall any amendment, waiver or consent purport to (A) reduce the principal of, or interest on, the Advances made by such Defaulting Lender, or any Applicable Margin or any fees or other amounts payable to such Defaulting Lender, (B) postpone any date fixed for any payment of principal of, or interest on, the Advances made by such Defaulting Lender, or (C) amend this Section 8.1 in a manner that affects such Defaulting Lender adversely, in each case without the affirmative consent of such Defaulting Lender, provided that if any such amendment, waiver or consent has been approved by all Lenders which are not Defaulting Lenders, and such Defaulting Lender shall have failed to have furnished either its approval or disapproval of such amendment, waiver or consent within the period of ten Business Days after its receipt of a written request to do so, then such Defaulting Lender shall be deemed to have given its affirmative consent.

If the Borrower and the Agent agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Agent may determine to be necessary to cause the Credit Exposure of the such Lender to be in accordance with its Percentage immediately prior to its becoming a Defaulting Lender or a Potential Defaulting Lender, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Percentage of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

Section 8.2 Notices, Etc. (a) All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and and addressed to the party to be notified as follows:

(i) if to the Borrower, at its address at 4902 North Biltmore Lane, Madison, Wisconsin 53718-2132 Attn: Treasurer, or P.O. Box 77007, Madison, Wisconsin 53707-1007 Attn: Treasurer;

(ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

(iii) if to any other Lender, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; and

(iv) if to the Agent, at its address at Two Penns Way, Ste. 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications, Fax: 212-994-0161;

or, as to each party, at such other address as shall be designated by such party in a written notice (x) in the case of the Borrower or the Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, and (ii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Agent pursuant to Article II or Article VII) shall not be effective until received by the Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 8.3 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Term Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Costs, Expenses, Taxes and Indemnification.

(a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation (including, without limitation, printing costs), negotiation, execution, delivery, modification and amendment of this Agreement and the other Loan Documents, and the other documents and instruments to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out of pocket expenses of counsel for the Agent with respect thereto and with respect to the administration of, and advising the Agent as to its rights and responsibilities under, this Agreement and the other Loan Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Agent and each Lender), in connection with the enforcement and workout (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents and the other documents and instruments to be delivered hereunder and thereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.4(a). In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Loan Documents, and the other documents and instruments to be delivered hereunder and thereunder, and agrees to save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of a payment or Conversion pursuant to Section 2.10(f), Section 2.11, Section 2.12 or Section 2.14 or acceleration of the maturity of the Advances pursuant to Section 6.1 or for any other reason, or if any assignment of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of an assignment pursuant to Section 2.20, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion or assignment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) The Borrower hereby agrees to indemnify and hold each Lender, the Agent and their respective officers, directors, employees, professional advisors and affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) which any of them may incur or which may be claimed against any of them by any Person including the Borrower (except for such claims, damages, losses, liabilities, costs and expenses resulting from such Indemnified Person’s gross negligence or willful misconduct):

(i) by reason of or resulting from the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance;

(ii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents;

(iii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place; or

(iv) in connection with or resulting from the use by unintended recipients of any information or other materials distributed by it through the internet, SyndTrak or other similar transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

In case any action or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify the Borrower of the commencement of any action or proceeding; provided, however, that the failure so to notify the Borrower will not relieve the Borrower from any liability that the Borrower may have to such Indemnified Person pursuant hereto or from any liability that it may have to such Indemnified Person other than pursuant hereto. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such action or proceeding, and, upon such election, the Borrower will not, as long as it diligently conducts such defense, be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner (it being agreed that Foley & Lardner LLP shall be deemed to be reasonably satisfactory counsel for such purpose), (ii) the Indemnified Person determines in good faith that joint representation would be inappropriate or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from, or in addition to those available to the Borrower. If the Borrower assumes the defense of any such action or proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made with respect thereto are subject to indemnification hereunder; (b) no compromise or settlement of such claims may be effected by the Borrower without the Indemnified Person’s consent and (c) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that any action or proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification hereunder, such Indemnified Person many, by notice to the Borrower, assume the exclusive right to defend, compromise, or settle such action or proceeding, but the Borrower will not be bound (but will retain its indemnification obligations hereunder) by any determination of an action or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). In connection with any one action or proceeding, the Borrower will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnified Persons.

(d) The Borrower’s obligations under this Section 8.4 shall survive the repayment of all amounts owing to the Lenders hereunder and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.4 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

Section 8.5 Right of Set-off.

(a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent by the Majority Lenders specified by Section 6.1 to authorize the Agent to declare all amounts owing hereunder due and payable pursuant to the provisions of Section 6.1, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand under such Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

(b) The Borrower agrees that it shall have no right of set-off, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Agent or any Lender for the Agent’s or such Lender’s, as the case may be, gross negligence or willful misconduct; provided that no Lender shall be liable for the conduct of the Agent or any other Lender; provided, further, that the Agent shall not be liable for the conduct of any Lender; provided, however that none of the Agent or any Lender shall be liable to the Borrower for any amounts representing indirect, special, consequential or punitive damages suffered by the Borrower.

Section 8.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified in writing by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.7 Assignments and Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Lender Assignment, as of the Trade Date) shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) a Commitment if such assignment is to a Person that is not a Lender with a Commitment hereunder, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Lender Assignment. The parties to each assignment shall execute and deliver to the Agent a Lender Assignment, together with a processing and recordation fee of $3500 (which, for the avoidance of doubt, shall not be paid by the Borrower), and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Lender Assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment, be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.17 and 8.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Lender Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to any provision, governing or affecting any principal amount, interest rate or maturity of any obligations, that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.5 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.8 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates as needed in connection with this Agreement and to its and such of its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Confidential Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 8.9 WAIVER OF JURY TRIAL. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, THE LC ISSUING BANK, SUCH LENDERS OR THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 8.10 Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, each Lender and the Agent (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail, provided that a copy shall be promptly sent by overnight courier to Foley & Lardner LLP, U.S. Bank Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367, Attention: Emory Ireland, Esq. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 8.11 Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties thereto.

Section 8.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.13 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 8.14 Disclosure of Information. The Borrower agrees and consents to the Agent’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

Section 8.15 USA Patriot Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

Section 8.16 Entire Agreement. This Agreement, together with any Term Note and any other agreements, instruments and other documents required to be executed and delivered in connection herewith, represents the entire agreement of the parties hereto and supersedes all prior agreements and understandings of the parties with respect to the subject matter covered hereby.

Section 8.17 Treatment of Information. (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Borrower or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Agent nor any of its Related Parties (i) shall have, and the Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrower or any Lender or any of their respective Related Parties arising out of or relating to the Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b) The Borrower agrees that (i) all Communications it provides to the Agent intended for delivery to the Lenders shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, and (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.8) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws. Neither the Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Agent or any of its Affiliates incur any liability to the Borrower, any Lender or any other Person for any action taken by the Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 8.17 shall modify or limit a Lender’s obligations under Section 8.8 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 8.17 are designed to assist the Agent, the Lenders and the Borrower, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or a Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or such Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and the Borrower assumes the risks associated therewith.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLIANT ENERGY CORPORATION

By:	/s/ Patricia L. Kampling
Name:	Patricia L. Kampling
Title:	Vice President – Chief Financial Officer and Treasurer

Credit Agreement Signature Page

CITIBANK, N.A., as Agent and as Lender

By:	/s/ Todd C. Davis
Name:	Todd C. Davis
Title:	Vice President

Credit Agreement Signature Page

JP MORGAN CHASE BANK, N.A., as Lender

By:	/s/ Jennifer Fitzgerald
Name:	Jennifer Fitzgerald
Title:	Associate

Credit Agreement Signature Page

EXHIBIT 1.1(a)

[FORM OF] TERM NOTE

New York, New York

September 16, 2009

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower under that certain $200,000,000 Credit Agreement, dated as of September 16, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders parties thereto, and Citibank, N.A., as Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan owing to the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in same day funds at the Agent’s address referred to in Section 8.2 of the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more accounts maintained by the Lender in accordance with its usual practice. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

Except as otherwise provided in the Credit Agreement, the Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

1

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

ALLIANT ENERGY CORPORATION

By:
Name:
Title:

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Advance Made	Amount of Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________	___________

3

EXHIBIT 2.2(b)

[FORM OF] NOTICE OF BORROWING

Date:                     , 2009

To:	Citibank, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain $200,000,000 Credit Agreement, dated as of September 16, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Alliant Energy Corporation, the Lenders parties thereto, and Citibank, N.A., as Agent.

1.	The undersigned Borrower hereby requests a Borrowing of Advances:

a.	On (a Business Day).[1]

b.	In the amount of $ .

c.	Comprised of .

                                                 [Type of Advance requested]

d.	For Eurodollar Rate Advances: with an Interest Period of .[2]

e.	The account(s) to which the proceeds of the Borrowing requested hereby are to be disbursed is/are .

ALLIANT ENERGY CORPORATION

By:
Name:
Title:

[1]	The date of the Borrowing must be the Early Payment Date or the Final Payment Date
[2]	See definition of “Interest Period”

1

EXHIBIT 2.11

[FORM OF] NOTICE OF CONVERSION

Date:                     , 2009

To:	Citibank, N.A., as Agent

Ladies and Gentlemen:

Reference is made to that certain $200,000,000 Credit Agreement, dated as of September 16, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Alliant Energy Corporation, the Lenders parties thereto, and Citibank, N.A., as Agent.

Pursuant to Section 2.11 of the Credit Agreement, the undersigned Borrower hereby requests conversion of the following Advances to be made as follows:

Date of Conversion	Advances to be Converted	Amount to be Converted	For Eurodollar Rate Advances only - Requested Interest Period (seven days, fourteen days, or 1 or 2 months )
_________	__________	______________	________________________
_________	__________	______________	________________________
_________	__________	______________	________________________
_________	__________	______________	________________________

The undersigned hereby certifies that, if it is converting Base Rate Advances into Eurodollar Rate Advances or selecting a new Interest Period for Eurodollar Rate Advances, no Event of Default has occurred and is continuing.1

This Notice of Conversion may, upon execution, be delivered by facsimile or electronic mail, in accordance with Section 8.2 of the Credit Agreement, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[1]

The Borrower may not Convert Base Rate Advances into Eurodollar Rate Advances and may not select a new Interest Period for Eurodollar Rate Advances at any time an Event of Default has occurred and is continuing.

ALLIANT ENERGY CORPORATION

By:
Name:
Title:

2

EXHIBIT 3.1(A)(VIII)(A)

FORM OF OPINION OF

FOLEY & LARDNER LLP

September 16, 2009

To each of the Banks parties to the

    Credit Agreement referred to below,

    and to Citibank, N.A., as Administrative Agent

Re: Alliant Energy Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(a)(viii)(A) of the Credit Agreement, dated as of September 16, 2009 (the “Credit Agreement”), among Alliant Energy Corporation (the “Borrower”), the Banks parties thereto and Citibank, N.A., as Administrative Agent (the “Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

We have acted as counsel for the Borrower in connection with the preparation, execution and delivery of, and the closing on this date (the “Closing”) under, the Credit Agreement and the other Loan Documents.

In that capacity we have examined:

(i) the Credit Agreement;

(ii) the Fee Letter, dated as of the date hereof, by and between the Borrower and the Agent (the “Agent Fee Letter”);

(iii) the Fee Letter, dated as of the date hereof, by and between the Borrower and JPMorgan Chase Bank, N.A. (the “JPM Fee Letter” and collectively with the Agent Fee Letter the “Fee Letters”);

(iv) the Articles of Incorporation of the Borrower and all amendments thereto (the “Borrower Charter”); and

(v) the by-laws of the Borrower and all amendments thereto (the “Borrower By-laws”).

In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers, including the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”), or of public officials.

September 16, 2009

We have assumed (i) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by all parties to the Credit Agreement (other than the Borrower), (ii) the authenticity of all such documents submitted to us as originals, (iii) the genuineness of all signatures (other than those of the Borrower), (iv) the conformity to the originals of all such documents submitted to us as copies and (v) the enforceability of all documents against parties thereto other than the Borrower.

Our opinions expressed herein are limited to the laws of the State of New York, the laws of the State of Wisconsin and the Federal laws of the United States of America in effect on the date hereof as they presently apply and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Based solely upon a certificate issued by the Wisconsin Department of Financial Institutions, the Borrower is a validly existing corporation, has filed its most recent annual report required by the Wisconsin Statutes and has not filed Articles of Dissolution as of the date of such certificate.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Fee Letters are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws, or (b) any law, rule or regulation, or (c) any order or judgment of which we have knowledge applicable to the Borrower. The Credit Agreement and the Fee Letters have been duly executed and delivered on behalf of the Borrower.

3. No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document, or the enforcement thereof by the Agent and the Lenders.

4. The Credit Agreement and the Fee Letters are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5. The Borrower is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

6. Neither the execution and delivery of the Loan Documents by the Borrower, nor the Borrower’s performance of its obligations thereunder, will result in any violation of Regulation U, T or X of the Board of Governors of the Federal Reserve System.

September 16, 2009

Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented the Borrower or any Subsidiary in connection with the transactions contemplated by the Credit Agreement.

Our opinion set forth in paragraph 4 above is limited by:

(a)	Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ rights and remedies generally;

(b)	General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies;

(c)	The possibility that certain rights, remedies and waivers in the Loan Documents may not be enforceable; nevertheless, such unenforceability will not render any of the Loan Documents invalid as a whole or preclude (i) judicial enforcement of the obligation of Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Credit Agreement; or (ii) acceleration of the obligation of Borrower to repay such principal, together with such interest, upon a material default in a material provision of the Loan Documents, and each Loan Document contains legally adequate provisions for the practical realization of the principal legal rights and benefits afforded by it; and

(d)	The requirement that the enforcing party act in good faith in exercising its rights under the Loan Documents.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

September 16, 2009

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of the Agent and the Lenders in connection with the Credit Agreement, and is being rendered solely for the benefit of the addressees hereof, their participants, assignees and transferees. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Agent and/or the Lenders under the Credit Agreement or to a banking examiner or regulator in connection with an examination of the Agent and/or the Lenders by such governmental authority, without our prior written consent.

EXHIBIT 3.1(a)(viii)(B)

September 16, 2009

To each of the Banks parties to the

    Credit Agreement referred to below,

    and to Citibank, N.A., as Administrative Agent

Re: Alliant Energy Corporation

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(a)(viii)(B) of the Credit Agreement, dated as of September 16, 2009 (the “Credit Agreement”), among Alliant Energy Corporation (the “Borrower”), the Banks parties thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

I am Senior Attorney of the Borrower and have acted as such in connection with the preparation, execution and delivery of, and the closing on this date under (the “Closing”), the Credit Agreement and the other Loan Documents.

In that capacity I have examined, or have arranged for the examination by an attorney or attorneys under my general supervision of:

(i) the Credit Agreement;

(ii) the Fee Letter, dated as of the date hereof, by and between the Borrower and the Agent (the “Agent Fee Letter”);

(iii) the Fee Letter, dated as of the date hereof, by and between the Borrower and JPMorgan Chase Bank, N.A. (the “JPM Fee Letter” and collectively with the Agent Fee Letter the “Fee Letters”);

(iv) the Articles of Incorporation of the Borrower and all amendments thereto (the “Borrower Charter”); and

(v) the by-laws of the Borrower and all amendments thereto (the “Borrower By-laws”).

In addition, I, or an attorney or attorneys under my general supervision, have examined the originals, or copies certified to my or their satisfaction, of such other corporate records of the

Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I or such attorneys have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I or such attorneys have, when relevant facts were not independently established by me or by them, relied upon certificates of the Borrower or its officers or of public officials.

I have assumed (i) the due execution and delivery, pursuant to due authorization, of the Credit Agreement by all parties to such document (other than the Borrower), (ii) the authenticity of all such documents submitted to me as originals, (iii) the genuineness of all signatures (other than those of the Borrower) and (iv) the conformity to the originals of all such documents submitted to me as copies.

I, or an attorney or attorneys under my general supervision, have made such examination of law as in my or their judgment is necessary or appropriate for purposes of this opinion. I and such attorneys do not, however, purport to be qualified to pass upon, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Wisconsin.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and Fee Letters are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Borrower Charter or the Borrower By-laws; (b) any law, rule, regulation, order or judgment applicable to the Borrower; (c) any contractual restriction arising under any indenture or other agreement or instrument evidencing indebtedness of the Borrower; or (d) to my knowledge, any other legal or contractual restriction binding on or affecting the Borrower or its properties; and such execution, delivery and performance do not result in or require the creation or imposition of any Lien upon or with respect to any of its properties under any indenture or other agreement or instrument evidencing indebtedness of the Borrower. The Credit Agreement and Fee Letters has been duly executed and delivered on behalf of the Borrower.

3. No Governmental Approval is required in connection with the execution, delivery or performance by the Borrower of any Loan Document, or the enforcement thereof by the Agent and the Lenders.

4. There is no pending or, to my knowledge, threatened action or proceeding affecting the Borrower or its properties before any court, governmental agency or arbitrator, that could reasonably be expected, if adversely determined, to materially and adversely affect the business, financial condition, operations, results of operations or prospects of the Borrower, or

2

affect the legality, validity or enforceability of the Credit Agreement or any other Loan Document.

My opinions herein are limited to the matters expressed herein, and no other opinions are or may be implied or inferred beyond the matters expressly stated. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of the Agent and the Lenders in connection with the Credit Agreement, and is being rendered solely for the benefit of the addressees hereof, their participants, assignees and transferees. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Agent and/or the Lenders under the Credit Agreement or to a banking examiner or regulator in connection with an examination of the Agent and/or the Lenders by such governmental authority, without my prior written consent. I authorize Foley & Lardner LLP, counsel to the Borrower, to rely on this opinion respecting matters covered by or relating to the laws of the State of Wisconsin.

The opinions expressed herein are given as of the date hereof, and I make no undertaking to supplement such opinions if, after the date hereof, facts or circumstances come to my attention or changes in law occur which could affect such opinions.

Very truly yours,

3

EXHIBIT 8.7

[FORM OF] ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	_________________________________

_________________________________

2.	Assignee:	_________________________________

_________________________________
[for the Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Alliant Energy Corporation

4.	Agent:	Citibank, N.A., as the Agent under the Credit Agreement

5. Credit Agreement: The $200,000,000 Credit Agreement dated as of September 16, 2009 among Alliant Energy Corporation, the Lenders parties thereto, Citibank, N.A., as Agent, and the other parties thereto

6. Assigned Interest:

Assignor	Assignee	Aggregate Amount of Commitment/ Loans for all Lenders[1]	Amount of Commitment/ Loans Assigned[3]	Percentage Assigned of Commitment/ Loans[2]		CUSIP Number
		$	$		%

		$	$		%

		$	$		%

[7. Trade Date:                         ]3

[Page break]

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Effective Date:                              , 2009 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By
Title:

[Consented to and][4] Accepted:

CITIBANK, N.A., as Agent

By
Title:

[Consented to:][5]

ALLIANT ENERGY CORPORATION

By
Title:

[4]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.7(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.7(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.1

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[1]	The Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Assignment Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.”

SCHEDULE I

ALLIANT ENERGY CORPORATION

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
CITIBANK, N.A.	$120,000,000	Two Penns Way, Ste. 200 New Castle, Delaware 19720 Attention: Bank Loan Syndications Fax: 212-994-0161	Two Penns Way, Ste. 200 New Castle, Delaware 19720 Attention: Bank Loan Syndications Fax: 212-994-0161

JP MORGAN CHASE BANK, N.A.	$80,000,000	10 S. Dearborn Street Chicago, Illinois 60603	10 S. Dearborn Street Chicago, Illinois 60603

TOTAL	$200,000,000

Sch. I-1

SCHEDULE II

EXISTING SYNTHETIC LEASES

Existing Synthetic Leases for Wisconsin Power and Light Company:

1. Equipment Leasing Agreement, dated November 1, 1993. Amount owed as of September 1, 2009 is $10,241,660.15.

2. Equipment Leasing Agreement, dated March 15, 1995. Amount owed as of September 1, 2009 is $4,163,983.62.

3. Equipment Leasing Agreement, dated September 30, 1992. Amount owed as of September 1, 2009 is $5,992,455.45.

4. Equipment Leasing Agreement, dated November 2, 1993. Amount owed as of September 1, 2009 is $2,946,680.37.

Existing Synthetic Leases for Interstate Power and Light Company:

1. Master Leasing Agreement, dated July 15, 1995. Amount owed currently is $4,387,076.25 (lease terminates on 10/31/09).

Existing Synthetic Leases for Alliant Energy Corporate Services, Inc.:

1. Lease, dated April 19, 2000, amended April 19, 2007. Amount owed currently is $47,744,531.41.

Sch. II-1

SCHEDULE III

EXISTING LIENS

1. Liens in favor of wholly owned Subsidiaries.

2. Liens, if any, evidenced by existing synthetic leases listed in Schedule II.

3. Liens securing payment on Sheboygan Power, LLC Senior Secured Notes due 2025.

4. Property pledged as security for any of the following bond issues:

•	Pollution Control Facility Revenue Refunding Bonds (Interstate Power and Light Company Project) Series 2005, issued by the Iowa Finance Authority

•	Pollution Control Refunding Revenue Bonds, Series 2006A (Carlton), issued by the Town of Carlton, Wisconsin

•	Pollution Control Refunding revenue Bonds, Series 2006B (Sheboygan), issued by the City of Sheboygan, Wisconsin

5. Commercial Loan Agreement and Mortgage dated April 19, 2004, between Blairs Ferry Limited Partnership (Borrower/Mortgagor) and Cedar Rapids Bank and Trust Company (Lender/Mortgagee).

6. Promissory Note and Mortgage dated March 20, 1995, between Blairs Ferry Limited Partnership (Borrower/Mortgagor) and Iowa Department of Economic Development (Lender/Mortgagee).

7. Promissory Note dated April 1, 2007, between Blairs Ferry Limited Partnership (Borrower) and Four Oaks of Iowa (Lender).

Sch. III-1

SCHEDULE IV

LIST OF INDENTURES

The following indentures, as amended and supplemented from time to time:

1. Indenture, dated as of June 20, 1997, between Wisconsin Power and Light Company and Firstar Trust Company (n/ka/ U.S. Bank National Association), as Trustee, relating to debt securities.

2. Indenture (for Senior Unsecured Debt Securities), dated as of August 1, 1997, between Interstate Power and Light Company (formerly IES Utilities Inc.) and The First National Bank of Chicago (The Bank of New York Trust Company, N.A., successor), as Trustee.

3. Indenture, dated as of November 4, 1999, among Alliant Energy Resources, Inc., Alliant Energy Corporation, as Guarantor, and Firstar Bank, N.A. (n/k/a U.S. Bank National Association), as Trustee.

4. Indenture (for Senior Unsecured Debt Securities), dated as of August 20, 2003, between Interstate Power and Light Company and Bank One Trust Company, National Association (The Bank of New York Trust Company, N.A., successor), as Trustee.

5. Collateral Trust Indenture, dated as of June 30, 2005, between Sheboygan Power, LLC (Issuer) and LaSalle Bank National Association (Collateral Trustee).

Sch. IV-1